Exhibit 12.1

Ratio of Earnings to Fixed Charges under UK & US GAAP for Scottish Power plc

	Nine months ended 31 December 2004	Nine months ended 31 December 2003	Year ended 31 March 2004	Year ended 31 March 2003	Year ended 31 March 2002	Year ended 31 March 2001	Year ended 31 March 2000
	£m	£m	£m	£m	£m	£m	£m
UK GAAP fixed charges
Interest expense (excluding exceptional interest) relating to continuing operations	245.5	240.2	315.7	331.4	341.6	305.5	213.7
Interest capitalized	8.0	8.5	10.5	17.3	36.1	32.2	28.8
Amortization premiums, discounts and capitalized expenses relating to indebtedness	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Estimated interest portion of rentals charged to expense	4.0	4.0	5.4	4.9	10.7	7.1	5.8

Preferred security dividend requirements of consolidated subsidiaries	4.2	5.0	6.6	7.6	11.1	16.8	3.9

Total fixed charges under UK GAAP	261.7	257.7	338.2	361.2	399.5	361.6	252.2

UK GAAP earnings
Add:
Pre tax income from continuing operations before minority interests or income / (losses) from associates or joint ventures (excluding exceptional items)	632.2	554.4	790.3	686.0	317.6	396.4	431.5

Amortization of capitalized interest	0.2	0.2	0.2	0.0	0.0	0.0	0.0
Distributed income of equity investees	1.6	0.3	0.5	0.9	0.3	2.1	0.5
Fixed charges (as above)	261.7	257.7	338.2	361.2	399.5	361.6	252.2
(Less):
Interest capitalized	(8.0)	(8.5)	(10.5)	(17.3)	(36.1)	(32.2)	(28.8)

Preference security dividend requirements of consolidated subsidiaries*	(4.2)	(5.0)	(6.6)	(7.6)	(11.1)	(16.8)	(3.9)

Minority interest in pre tax income of subsidiaries that have not incurred fixed charges (continuing operations only)	(2.0)	(0.9)	(1.7)	(0.5)	0.0	0.0	(0.1)

Total earnings under UK GAAP	881.5	798.2	1,110.4	1,022.7	670.2	711.1	651.4

Ratio of earnings to fixed charges under UK GAAP	3.4	3.1	3.3	2.8	1.7	2.0	2.6

US GAAP fixed charges
Total fixed charges under UK GAAP	261.7	257.7	338.2	361.2	399.5	361.6	252.2
Impact of UK/US GAAP adjustments to interest expense	(11.6)	(18.4)	(28.5)	(16.7)	(8.4)	(3.0)	(2.8)

Total fixed charges under US GAAP	250.1	239.3	309.7	344.5	391.1	358.6	249.4

US GAAP earnings
Total earnings under UK GAAP	881.5	798.2	1,110.4	1,022.7	670.2	711.1	651.4
(Less): Total fixed charges under UK GAAP	(261.7)	(257.7)	(338.2)	(361.2)	(399.5)	(361.6)	(252.2)
Impact of UK/US GAAP adjustments on earnings	154.0	241.2	149.6	145.2	207.1	227.6	15.8
Fixed charges under US GAAP	250.1	239.3	309.7	344.5	391.1	358.6	249.4

Total earnings under US GAAP	1,023.9	1,021.0	1,231.5	1,151.2	868.9	935.7	664.4

Ratio of earnings to fixed charges under US GAAP	4.1	4.3	4.0	3.3	2.2	2.6	2.7

*	Preferred security dividend requirements of consolidated subsidiaries are calculated as the amount of pre-tax earnings to pay the dividends on outstanding preference securities. The dividend requirement is computed as the amount of dividend divided by 1 minus the effective tax rate applicable to continuing operations.